Exhibit 99.1

Cellectar Presents Preclinical Data at AACR Annual Meeting Demonstrating the Ability of its PDCs to Selectively Target a Broad Range of Tumor Cells

MADISON, Wis. (April 16, 2018) – Cellectar Biosciences (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, announces today the presentation of a late breaker poster entitled “Phospholipid drug conjugates (PDC™) show specificity for a broad range of tumor cells and provides a novel approach for targeted or precision therapy” at the American Association for Cancer Research (AACR) Annual Meeting underway in Chicago. Jarrod Longcor, chief business officer at Cellectar Biosciences will present this poster today, from 8:00 am – 12:00 pm (CT), poster section 43.

The poster articulates how phospholipid ether platform provides tumor targeting for PDC molecules, irrespective of payload/warhead and their behavior once inside cells. These data provide valuable insight for the successful design of molecules for targeted delivery of cytotoxic payloads. In one of the studies presented, the result shows that Cellectar’s PDCs can effectively deliver cytotoxic payloads to the tumor cells without killing normal cells and that there is a 20-fold difference in the delivery of PDCs to the tumor versus normal cells.

“Many cancer treatments have clinical limitations that could be improved by the targeting our novel phospholipid ether technology and PDCs provide. Our research continues to suggest that our PDCs may offer an attractive method of targeting therapeutics to tumors. Our platform may provide distinct advantages over other technologies, not least of which is the diversity of payloads and linkers we can utilize,” said James Caruso, chief executive officer of Cellectar Biosciences. “It is our goal to demonstrate that this level of diversity and specificity can translate into outcomes that will benefit cancer patients.”

About Phospholipid Drug Conjugates™

Cellectar's product candidates are built upon a patented delivery and retention platform that utilizes optimized PDCs to target cancer cells. The PDC platform selectively delivers diverse oncologic payloads to cancerous cells and cancer stem cells, including hematologic cancers and solid tumors. This selective delivery allows the payloads’ therapeutic window to be modified, which may maintain or enhance drug potency while reducing the number and severity of adverse events. This platform takes advantage of a metabolic pathway utilized by all tumor cell types in all cell cycle stages. Compared with other targeted delivery platforms, the PDC platform’s mechanism of entry does not rely upon specific cell surface epitopes or antigens. In addition, PDCs can be conjugated to molecules in numerous ways, thereby increasing the types of molecules selectively delivered. Cellectar believes the PDC platform holds potential for the discovery and development of the next generation of cancer-targeting agents.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com

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